Exhibit 99.1

CHRYSLER GROUP THIRD-QUARTER 2012 NET INCOME INCREASED TO $381 MILLION

THIRD-QUARTER MODIFIED OPERATING PROFIT INCREASED 46 PERCENT TO $706 MILLION

•	Chrysler Group LLC’s third-quarter net income was $381 million, up 80 percent from $212 million a year ago

•	Net revenue for the quarter was $15.5 billion, up 18 percent from $13.1 billion a year ago

•	Modified Operating Profit(b) grew to $706 million in the quarter, up 46 percent from a year earlier

•

Cash(d) at quarter-end was $11.9 billion compared with $9.5 billion a year ago and $12.1 billion at June 30, 2012; Free Cash Flow(e) for the quarter was a negative $65 million compared with a negative $699 million a year ago

•	Net Industrial Debt(f) was $693 million at Sept. 30, 2012, an improvement of $2.2 billion from a year ago

•	Worldwide vehicle shipments were 559,000 in the quarter, up 19 percent from 469,000 a year ago

•	Worldwide vehicle sales for the third quarter totaled 556,000, up 12 percent from a year ago

•	U.S. market share was 11.3 percent for the third quarter, which included a 16 percent increase in U.S. retail sales; market share in Canada was 14.3 percent

•

Production of the all-new, fuel-efficient 2013 Dodge Dart is steadily ramping up, and the new 2013 Ram 1500, with best-in-class fuel economy, is accumulating positive reviews and is included on the list for North American Truck of the Year

AUBURN HILLS, Mich., Oct. 29, 2012 – Chrysler Group LLC today reported preliminary third-quarter financial results, including net income of $381 million, an increase of 80 percent from the same quarter a year ago, reflecting continued sales increases for the product lineup in total, including sales of the all-new Dodge Dart. For the first nine months of the year, net income totaled $1.3 billion.

“We’ve changed the conversation at Chrysler Group,” said Sergio Marchionne, Chrysler Group LLC Chairman and Chief Executive Officer. “We have revamped our product lineup with such segment-defining models as the Jeep Grand Cherokee and the Chrysler 300. Critics and consumers already are responding positively to the Dodge Dart and to the 2013 Ram 1500, with its best-in-class fuel economy. We continue to work feverishly and are pleased to see that our all-consuming aspiration for excellence is translating into results. We are confirming guidance for the year, and expect Free Cash Flow to be well in excess of $1 billion.”

Net revenue for the quarter was $15.5 billion, up 18 percent from $13.1 billion in the third quarter of 2011, primarily driven by a 19 percent period-over-period increase in shipments. For the first nine months of the year, the Company recorded net revenue of $48.6 billion, a 22 percent increase from the same period a year ago.

CHRYSLER GROUP LLC ($Mils)	Q3 2012	Q3 2011	Q3 2012 B/(W) Q3 2011	YTD 2012	YTD 2011	YTD 2012 B/(W) YTD 2011
Net Revenue	15,478	13,067	2,411	48,632	39,852	8,780

Modified Operating Profit	706	483	223	2,201	1,467	734

Modified EBITDA	1,305	1,119	186	4,113	3,583	530

Net Income (Loss)	381	212	169	1,290	(42)	1,332
Add: Loss on Extinguishment of Debt	—	—	—	—	551	(551)

Adjusted Net Income(a)	381	212	169	1,290	509	781

Cash	11,947	9,454	2,493

Note—Refer to pages 4 & 5 of this press release for definitions of Non-U.S. GAAP Financial Information and Other Items

The Company recorded a Modified Operating Profit of $706 million, or 4.6 percent of revenue, in the third quarter, up 46 percent from $483 million reported in the prior year. The increase was attributable to increased sales volumes and pricing, partially offset by unfavorable mix, including higher growth in passenger car sales versus trucks and SUVs, increased research-and-development costs for future models and higher advertising costs. Modified Operating Profit for the first nine months of the year was $2.2 billion, a 50 percent increase from the same period last year.

Modified EBITDA(c) was $1.3 billion in the third quarter, or 8.4 percent of net revenue, an increase of 17 percent versus the prior year. For the first nine months of the year, Modified EBITDA was $4.1 billion.

Interest expense for the quarter totaled $273 million versus $282 million in the third quarter of 2011, including non-cash interest accretion of $29 million in each period. For the first nine months of 2012, interest expense was $828 million, including $91 million of non-cash interest accretion.

Cash as of Sept. 30, 2012, declined slightly to $11.9 billion from $12.1 billion as of June 30, 2012, but has increased from $9.5 billion as of Sept. 30, 2011. Total available liquidity as of Sept. 30, 2012, was $13.2 billion, including $1.3 billion available under a revolving credit facility. Free Cash Flow was a negative $65 million for the third quarter of 2012, as compared with a negative $699 million a year ago. For the first nine months of 2012, Free Cash Flow was $2.5 billion.

Gross Industrial Debt(f) at Sept. 30, 2012, totaled $12.6 billion, slightly higher than the $12.5 billion at June 30, 2012, and $12.3 billion at Sept. 30, 2011. The decrease in cash resulted in a Net Industrial Debt level of $0.7 billion at the end of the quarter, slightly higher than $0.4 billion at June 30, 2012, but well below $2.9 billion at Sept. 30, 2011.

Worldwide vehicle shipments for the quarter were 559,000, an increase of 19 percent from the third quarter of 2011 when 469,000 vehicles were shipped. For the first nine months of the year, worldwide vehicle shipments were 1.8 million, up 22 percent from the same period a year ago, and in line with our full-year target of 2.3 million to 2.4 million vehicles.

Worldwide vehicle sales were 556,000 for the third quarter, up 12 percent from the 496,000 vehicles sold in the third quarter of 2011. The increase was driven by a 13 percent increase in the Company’s total U.S. sales, which included a 16 percent increase in U.S. retail sales. Worldwide vehicle sales were 1.7 million for the first nine months of the year, up from 1.4 million in the prior year. Chrysler Group’s September 2012 U.S. sales continued the trend with a 30th consecutive month of year-over-year sales gains. The continuing improvement reflects consumer confidence in our product portfolio, including a 46 percent year-to-date increase in passenger car sales versus the prior year. Chrysler Group’s U.S. market share for the quarter was 11.3 percent; market share in Canada was 14.3 percent for the quarter.

U.S. dealers’ days’ supply of inventory at the end of September 2012, was 65 days, compared with 67 days at the end of June 2012, and 54 days at the end of September 2011, which was low due to parts supply shortages.

2 | Page

For the quarter, international vehicle sales (outside North America) increased 27 percent from the same quarter of 2011, to 68,000, including 15,000 vehicles manufactured by Chrysler Group and sold by Fiat.

2012 Guidance

The targets for 2012 are confirmed as follows:

•	Worldwide vehicle shipments of 2.3-2.4 million

•	Net revenue of ~ $65 billion

•	Modified Operating Profit of > $3.0 billion

•	Net income of ~ $1.5 billion

•	Free Cash Flow of > $1 billion

Significant Corporate Events in the Third Quarter of 2012 and subsequent

Sept. 18: Working Mother magazine named Chrysler Group LLC one of the “100 Best Companies for Working Mothers” for the 13th time.

Sept. 24: Employees of the Great Lakes Business Center moved into the Chrysler House, Chrysler Group’s new office space in downtown Detroit. The space accommodates the Company’s Business Center and other corporate functions, and also has a large training room and a board room.

Sept. 30: Chrysler Canada’s CAW-represented workforce ratified a new national collective bargaining agreement, covering approximately 8,000 employees.

Product News

•	The National Highway Traffic Safety Administration awarded the all-new 2013 Dodge Dart a 5-star overall safety rating, its highest grade, as well as 5-star ratings for overall frontal and combined side-impact crash tests

•	The Insurance Institute for Highway Safety named the Dodge Dart a “2012 Top Safety Pick”

•	Total Car Score named the Dodge Dart and the 2013 Ram 1500 to its list of “Top 10 New Cars for 2013”

•	The Washington Post named the Dodge Dart and the 2013 Ram 1500 to its list of “Most Important New Cars for 2013”

•	The Texas Auto Writers Association awarded the 2013 Ram 1500 the “Truck of Texas” and the Jeep Grand Cherokee the “SUV of Texas” during this year’s Texas Truck Rodeo; overall, the Ram Truck and Jeep brands won eight of the 19 awards at the event

•	Road & Travel Magazine honored the 2012 Dodge Journey as a “Top 10 Pick” in its 2012 SUV Buyer’s Guide

•	Kelley Blue Book’s kbb.com named the 2012 Fiat 500 one of the “10 Best Back-to-School Cars”

•	Strategic Vision awarded the 2012 Fiat 500 its “Total Quality Index Award” in the Small Car segment

3 | Page

Additional Information

The Company will present its preliminary third-quarter 2012 financial results during an analyst webcast and conference call at 2:00 p.m. Eastern Daylight Time on Oct. 30, 2012, at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website approximately 90 minutes after the conclusion of the call.

The Company intends to publish financial statements for the quarter ended Sept. 30, 2012, prepared in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), in November 2012, when it files its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Effective May 24, 2011, and in accordance with International Financial Reporting Standards (IFRS), Fiat S.p.A. was required to consolidate Chrysler Group’s IFRS financial results in its consolidated financial statements. Certain preliminary Chrysler Group financial results prepared in accordance with IFRS will be included in the Fiat S.p.A. third-quarter 2012 financial earnings press release, which will be available on the Investor Relations tab of the Fiat S.p.A. website on Oct. 30, 2012 (http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx), and discussed in the Fiat S.p.A. analyst conference call which will take place on Oct. 30, 2012, at 11:00 a.m. Eastern Daylight Time.

Non-U.S. GAAP Financial Information and Other Items

(a)

Adjusted Net Income (Loss) is defined as net income (loss) excluding the impact of infrequent charges, which includes losses on extinguishment of debt. The reconciliation of net income (loss) to Adjusted Net Income, Modified Operating Profit (defined below) and Modified EBITDA (defined below) for the three and nine months ended Sept. 30, 2012, and 2011 is detailed in Table 1 of the attachment to the press release.

(b)

Modified Operating Profit (Loss) is computed starting with net income (loss) and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense (excluding interest expense related to financing activities associated with a vehicle lease portfolio the Company refers to as Gold Key Lease), (iii) add back (exclude) all pension, other postretirement benefit obligations (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses, which include the charges factored into the calculation of Adjusted Net Income (Loss). The reconciliation of net income (loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA (defined below) for the three and nine months ended Sept. 30, 2012, and 2011, is detailed in Table 1 of the attachment to the press release.

(c)

Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then add back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income (loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA for the three and nine months ended Sept. 30, 2012, and 2011, is detailed in Table 1 of the attachment to the press release.

(d)	Cash is defined as cash and cash equivalents.

4 | Page

(e)

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities, adjusted for financing activities related to Gold Key Lease. A reconciliation of net cash provided by (used in) operating and investing activities to Free Cash Flow for the three and nine months ended Sept. 30, 2012, and 2011, is detailed in Table 2 of the attachment to the press release.

(f)

A reconciliation of financial liabilities to Gross Industrial Debt and Net Industrial Debt at Sept. 30, 2012, Dec. 31, 2011, and Sept. 30, 2011, is detailed in Table 3 of the attachment to the press release.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on Nov. 4, 2009, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; and our ability to realize benefits from our industrial alliance with Fiat, particularly in light of the economic crisis currently affecting several European countries. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group’s Annual Report on Form 10-K and its subsequent periodic reports filed with the SEC.

About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler, all-new Dodge Dart, Ram 1500, Jeep Grand Cherokee SRT8 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

5 | Page

Contacts:

Media Inquiries		Investor Relations
Gualberto Ranieri	Shawn Morgan	Tim Krause
248.512.2226	248.512.2692	248.512.2923

# # #

6 | Page

Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Quarterly Report on Form 10-Q to be filed with the SEC for the period ended Sept. 30, 2012.

Table 1: Reconciliation of Net Income (Loss) to Adjusted Net Income, Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC ($Mils)	Q3 2012	Q3 2011	Q3 2012 B/(W) Q3 2011	YTD 2012	YTD 2011	YTD 2012 B/(W) YTD 2011
Net Income (Loss)	381	212	169	1,290	(42)	1,332

Add:
Loss on Extinguishment of Debt	—	—	—	—	551	(551)

Adjusted Net Income	381	212	169	1,290	509	781

Add (Deduct):
Income Tax Expense	56	47	9	194	148	46

Net Interest Expense	261	273	(12)	794	927	(133)

Other Employee Benefit Costs (Gains) \1	10	(44)	54	(32)	(132)	100

Restructuring (Income) Expenses, Net & Other	(2)	(5)	3	(45)	15	(60)

Modified Operating Profit	706	483	223	2,201	1,467	734

Add:
Depreciation and Amortization Expense \2	599	636	(37)	1,912	2,116	(204)

Modified EBITDA	1,305	1,119	186	4,113	3,583	530

\1	Represents interest cost and expected return on plan assets

\2	Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Net Cash Provided By (Used In) Operating and Investing Activities to Free Cash Flow

CHRYSLER GROUP LLC ($Mils)	Q3 2012	Q3 2011	Q3 2012 B/(W) Q3 2011	YTD 2012	YTD 2011	YTD 2012 B/(W) YTD 2011
Net Cash Provided By (Used In) Operating Activities	1,135	(171)	1,306	5,477	3,537	1,940

Net Cash Used In Investing Activities	(1,200)	(481)	(719)	(2,934)	(874)	(2,060)

Investing activities excluded from Free Cash
Flow:
Change in Loans and Notes Receivables	—	—	—	(1)	(4)	3
Proceeds from USDART \3	—	—	—	—	(96)	96

Financing activities included in Free Cash
Flow:
Repayments of Gold Key Lease Financing	—	(47)	47	(41)	(562)	521

Free Cash Flow	(65)	(699)	634	2,501	2,001	500

\3	U.S. Dealer Automotive Receivables Transition LLC

7 | Page

Table 3: Reconciliation of Financial Liabilities to Gross Industrial Debt and Net Industrial Debt

CHRYSLER GROUP LLC ($Mils)	Sept 30, 2012	Dec 31, 2011	Sept 30, 2011
Financial Liabilities	12,640	12,574	12,384

Less: Gold Key Lease obligations	—	(41)	(62)

Gross Industrial Debt	12,640	12,533	12,322

Less: Cash	(11,947)	(9,601)	(9,454)

Net Industrial Debt	693	2,932	2,868

8 | Page